                                                                    Exhibit 10.5


                            SHARE PURCHASE AGREEMENT

                      in respect of the acquisition of the
                         entire issued share capital of

                            QUALTECH HOLDINGS LIMITED

                                      among

                             PAMARCO EUROPE LIMITED

                           PAMARCO TECHNOLOGIES, INC.

                                       and

                  THE SHAREHOLDERS OF QUALTECH HOLDINGS LIMITED


    Section                                                              Page
    -------                                                              ----

1.       Definitions and Interpretation                                    1
2.       Purchase and Sale of Shares                                       6
3.       Closing                                                           9
4.       Warranties of the Sellers                                        10
5.       Representations and Warranties of the Buying Parties             24
6.       Conditions Precedent to Obligations of the Buying Parties        26
7.       Conditions Precedent to Obligations of the Sellers               26
8.       Competition and Confidentiality                                  26
9.       Limitation on the Sellers' Liability and Claims Procedure        27
10.      Entire Agreement                                                 31
11.      Amendment, Parties in Interest, Assignment, Etc.                 31
12.      Post Closing Obligations                                         32
13.      Notices                                                          32
14.      Governing Law                                                    33
15.      Counterparts                                                     33




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Exhibits
--------

A              Building Lease
B              Escrow Agreement
C              Debt
D              Fixed Asset Schedule

Schedules
---------

1.             The Sellers
2.             Part I The Company
               Part II the Subsidiaries
3.             Disclosures

               Section:
               --------

               4.3         Required Consents
               4.6         Encumbrances
               4.7         Real Property
               4.9         Non-Real Estate Leases
               4.12        Liabilities
               4.13        Taxes
               4.14        Subsidiaries
               4.15        Litigation; Governmental Permits
               4.16        Contracts
               4.17        Insurance
               4.18        Patents and Other Intellectual Property
               4.19        Employees
               4.20        Employee Benefit Plans
               4.21        Corporate Records
               4.22        Absence of certain charges
               4.25        Customers and Suppliers





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                                          SHARE PURCHASE AGREEMENT

DATED:            June, 1995

BETWEEN:

(1) PAMARCO EUROPE LIMITED a company incorporated in England and Wales and registered under Company Number 2684327, whose registered office is at Fernden House, Chapel Lane, Stockton Heath, Cheshire, England ("the Buyer"); and

(2) Each of the persons listed on Schedule 1 hereto, being the holders of the whole of the issued share capital of the Company (together the "Sellers"); and

(3) PAMARCO TECHNOLOGIES, INC., a Delaware corporation, whose principal place of business is at Suite 119, 571 Central Avenue, New Providence, New Jersey 07974, USA ("Pamarco").

WHEREAS:

(A) The Sellers are together the beneficial owners and registered holders of the entire issued share capital of Qualtech Holdings Limited, a company incorporated in England and Wales and having its registered office as Fernden House, Chapel Lane, Stockton Heath, Warrington, Cheshire, brief particulars of which are set out in Part I of Schedule 2. ("the Company").

(B) The Subsidiaries are the only subsidiaries of the Company and they are each wholly-owned. Brief particulars of each of the Subsidiaries are set out in Part II of Schedule 2.

(C)      Pamarco is the ultimate holding company of the Buyer.

(D) Subject to the limitations and exclusions contained in this Agreement, and on the terms and conditions set forth herein, the Sellers are selling to the Buyer, and the Buyer is buying from the Sellers, all of the Shares.

IT IS HEREBY AGREED as follows:

1.       Definitions And Interpretation.
         -------------------------------

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

         "Accounts" means the audited financial statements of the Company out of each of the Subsidiaries for the year ended on the Balance Sheet Date.


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         "Agreement" means this Agreement and the exhibits and schedules hereto.

         "Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the Accounts that are owned or used by any Group Company.

         "Balance Sheet Date" means 31 December 1994.

         "Benefit Plans" means all employee benefit plans of any Group Company and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of any Group Company, or present or former beneficiary, dependant or assignee of any such employee or former employee.

         "Building Lease" means the lease of the property situated at Dallam Lane, Warrington, Cheshire, England to be entered into on the Closing Date between Earthgrade Limited and the Buyer in the form of Exhibit A.

         "Business" means the entire business and operations of the Group on a consolidated basis unless otherwise specified.

         "Buyer" is defined above in the preamble.

         "Buying Parties" means the Buyer and Pamarco.

         "Buyers' Counsel" means Morgan, Lewis & Bockius of 2000 One Logan Square, Philadelphia, PA 19103-6993 and 4 Carlton Gardens, Pall Mall, London SW1Y 5AA.

         "Charter Documents" means an entity's certificate of incorporation, memorandum and articles of association, and any joint venture agreement or similar document governing the entity.

         "Closing" means completion of the sale and purchase of the Shares in accordance with Section 3.1.

         "Closing Date" means June 1995.

         "Company" means Qualtech Holdings Limited, brief particulars of which are set out in Part I of Schedule 2.

         "Contingent Purchase Price" is defined in Section 2.4(a).



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         "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any person or its property under applicable law.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

         "Debt" means the items listed in Exhibit C.

         "Default" means (a) a breach, default or violation, or (b) the occurrence of an event that with the passage of time or the giving of notice, or both, would constitute a breach, default or violation.

         "Dispute Notice" is defined in Section 2.4.3.

         "Effective Date" means 19th June 1995.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, other than any liens for personal property taxes that are not yet due.

         "Environmental Condition" is defined in Section 4.15.2.

         "Environmental Law" is defined in Section 4.15.2.

         "Escrow Agent" means FIRST FIDELITY BANK, N.A. of 1 Bishopsgate, London EC2N 2AB, England.

         "Escrow Agreement" means the Escrow Agreement to be entered into on the Closing Date between Escrow Agent, the Buyer and the Sellers in the form of Exhibit B.

         "Flexographic Services" means Flexographic Services Limited, a wholly-owned subsidiary of the Company brief details of which are set out in
Part II of Schedule 2.

          "Flexographic Supplies" means Incorporated Flexographic Supplies Limited, a wholly-owned subsidiary of the Company brief details of which are set out in Part II of Schedule 2.

         "Financial Statements" is defined in Section 4.5.

         "SSAP" means statements of standard accounting practice and other generally accepted accounting principles in England and Wales.


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         "Governmental Permits" is defined in Section 4.15.4.

         "Group" means the Company and the Subsidiaries.

         "Group Company" means the Company or any Subsidiary.

         "Hazardous Substances" means (i) any gasoline, fuel oil or any other petroleum products, explosives, alcohols or chemical solvents or polychlorinated biphenyls, (ii) any substance, waste, material or product defined as hazardous, radioactive, extremely hazardous or toxic under any Environmental Law, and (iii) asbestos or asbestos- containing substances.

         "Intellectual Property" is defined in Section 4.18.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, legal action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "Loan Note" means the 6% Loan Note payable by the Buyer to the Sellers in the aggregate principal amount U.S. $287,500.

         "Minor Contracts" is defined in Section 4.16.1.

         "Non-Real Estate Leases" is defined in Section 4.9.

         "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

         "Pamarco" is defined above in the Preamble.

         "Pamarco Stock" means the 75,000 shares of Class A Common (voting) Stock, par value $0.01 per share, of Pamarco.

         "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

         "Purchase Price" is defined in Section 2.1.

         "Real Property" is defined in Section 4.7.



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         "Regulation" means any statute, law, ordinance, regulation, order or rule of any governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Required Consents" is defined in Section 4.3.

         "Sellers" is defined above in the preamble.

         "Sellers' Solicitors" means Davies Arnold Cooper of 6-8 Bouverie Street, London EC4Y 8DD.

         "Shares" the 10,200 fully paid ordinary shares of (pound)1 each in the capital of the Company, being the entire issued share capital of the Company.

         "Subsidiaries" means Flexographic Services and Flexographic Supplies.

         "Tax" means corporation tax, advance corporation tax, income tax, capital gains tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, duties of customs and excise, local authority rates and charges, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, franchise, value added, and all levies, duties, charges or withholdings of any nature whatsoever chargeable by any tax authority, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them (save insofar as attributable to the delay or default after Closing of the Company, any Subsidiary or any of the Sellers.)

         "Taxes Act" means the Income and Corporation Taxes Act 1988.

         "Tax Indemnity" means the deed of indemnity in the agreed form to be entered into on Closing by each of the Sellers.

         "Transaction Documents" means this Agreement, the Tax Indemnity, the Escrow Agreement, the Building Lease and the other agreements and documents contemplated thereby.

         "Transactions" means the purchase and sale of the Shares and the other transactions contemplated by the Transaction Documents.

         "Warranties" the warranties of the Sellers contained in Section 4.

         1.2 A reference to a section, schedule, exhibit or paragraph will be construed as a reference to the section, schedule, exhibit or paragraph of that number in or


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         to this Agreement. The Schedules and Exhibits form part of this
         Agreement and shall be deemed incorporated herein. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under SSAP.

         1.3 A document referred to as being "in the agreed form" will be in the form of the draft thereof for identification initialled by the Sellers' Solicitors and the Buyers' Counsel.

         1.4 Each of the Warranties, indemnities and obligations which is expressed to be an obligation of the Sellers or of one or more of the Sellers shall be a joint and several obligation unless it is expressed to be an obligation of each of the Sellers or of each of one or more of the Sellers, in which case it shall be a several obligation.

         1.5 Where any of the Warranties refers to the knowledge, information, awareness or belief of the Sellers, each of the Sellers undertakes that he has made due enquiry into the subject matter of that Warranty including, without limitation, due and careful enquiry of the directors, officers, senior employees and auditors of each Group Company and it shall not be a defence that the Sellers or either of them did not appreciate the relevance or significance of any particular matter.

         1.8 A person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act and "Control", "Controlling" and "associate" shall be construed accordingly.

2.       Purchase and Sale of Shares.
         ----------------------------

         2.1 PURCHASE AND SALE OF SHARES. At the Closing, the Buyer shall buy from the Sellers, and the Sellers shall sell to the Buyer, the Shares as beneficial owner, free from all liens charges, encumbrances and equities and together with all rights now or hereafter attaching accrued or accruing thereto arising therefrom with effect from the opening of business on the Effective Date. The Buyer shall be entitled to all dividends and distributions declared, paid or made by the Company on or after the Effective Date. The Buyer need not complete


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         the purchase of any of the Shares unless the purchase of all of the
         Shares is completed simultaneously. The Sellers hereby waive all rights of pre-emption which they may have pursuant to the Company's Articles of Association or otherwise in respect of the Shares.


         2.2 PAYMENTS. The aggregate purchase price for the Shares shall be:

             2.2.1 (pound) million in cash, of which (pound) will be held in escrow (the "Escrow Funds") pursuant to Section 2.5, (the "Closing Payments");

             2.2.2 the principal amount of the Subordinated Note;

             2.2.3 the Pamarco Stock; and

             2.2.4 the Contingent Purchase Price (if any),

         as hereinafter defined (collectively, the "Purchase Price"). The Buyer shall make the Closing payments for the Shares in "same day" funds on the Closing Date by wire transfer.

         2.3 ALLOCATION AMONG SELLERS. Each Seller shall be obligated to sell to the Buyer the number of Shares set forth next to such Seller's name in
         Schedule 1. Subject to any claims under the Warranties or the Tax Indemnity, the Sellers shall be entitled to receive the aggregate Purchase Price, which shall be allocated among the Sellers in equal shares.

         2.4 CONTINGENT PURCHASE PRICE.

             2.4.1 The Buyer shall pay to the Sellers an additional sum ("the Contingent Purchase Price") under this Section 2.4 the amount of which shall be dependent upon the excess (if any) of the combined earnings before interest and taxes of the Buyer and the Group (together) for the three years ending 31 December 1996, 1997 and 1998 ("the Earnings Periods") as shown in the consolidated audited accounts for the Buyer and the Group for the Earnings Periods, over the combined earnings before interest and taxes of the Buyer and the Group for the year ending 31 December 1995 ("the 1195 EBIT") as calculated and adjusted in the manner provided in
             Section 2.4.2.

             2.4.2 In calculating the combined earnings before interest and taxes for the Buyer and the Group for the period from Closing to 31st December, 1995 and the Earnings Periods there shall be excluded any pre-tax profits


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                  or losses of the Buyer attributable to any shares of any other company or business and assets of any other company or partnership acquired by the Buyer during the Earnings Periods and the combined earnings before interest and taxes for the Earnings Periods shall be adjusted accordingly ("the Combined EBIT").

                  2.4.3 The combined earnings before interest and after taxes for the Buyer and the Group for the financial year to 31st December, 1995 ("the 1995 EBIT shall be multiplied by a compound annual growth figure of 5 per cent in each of the three Earnings Periods (the resulting figure at the end of the Earnings Periods, that is being hereinafter referred to as "the 5 per cent growth figure").

                  2.4.5 The 1995 EBIT shall also but separately be multiplied by a compound annual growth figure of 12.5 per cent in respect of each of the three Earnings Periods (the resulting figure at the end of the Earnings Periods being hereinafter referred to as "the 12.5 per cent growth figure").

                  2.4.6 If the Combined EBIT for each of the three Earnings Periods when aggregated with one another amount to the 5 per cent growth figure the amount of the Contingent Purchase Price shall be US$100,000.

                  2.4.7 If the Combined EBIT amounts to or exceeds the 12.5 per cent growth figure the amount of the Contingent Purchase Price shall be US$300,000. For the avoidance of doubt, the maximum amount of the Contingent Purchase Price shall be US$300,000.

                  2.4.8 If the Combined EBIT exceeds the 5 per cent growth figure but fall short of the 12.5 per cent growth figure the Contingent Purchase Price shall be calculated by applying the following formula, where x is the percentage increase in Combined EBIT above the 1995 EBIT.

                           US$ (X-5) x 200,000 + 100,000    =    Contingent
                                ---
                                7.5                              Purchase Price

                  2.4.9 If the Combined EBIT falls short of the 5 per cent growth figure no Contingent Purchase price shall be payable.

                  2.4.10 The Buyer shall procure that its Auditors shall upon completion of their audit of the Buyer's accounts for the year ending 31 December 1998 (and at the cost of the Buyer) issue to each of the Buyer and the Sellers a certificate ("the EBIT Certificate") as to the respective amounts


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                  of the 5 per cent growth figure, the 12.5 per cent growth
                  figure, the 1995 EBIT, the Combined EBIT and the Contingent Purchase Price.

                  2.4.11 The Buyer and the Sellers shall have a period of 14 days from receipt of the EBIT Certificate within which either or both of them may by written notice to the other of them and to the Auditors dispute the EBIT Certificate failing which it shall at the end of that period be final and binding upon the parties and the Buyer shall not later than the 30th day following the receipt of the certificate pay to the Sellers the amount of the Contingent Purchase Price by wire transfer of immediately available funds.

                  2.4.12 In the event of the Buyer or the Sellers disputing the EBIT Certificate and the dispute not being resolved in a manner satisfactory to the Buyer and the Sellers within 30 days following the date upon which the notice of dispute is given the calculation of the Contingent Purchase Price or (as the case may be) whether or not any Contingent Purchase Price is payable shall be referred to an independent accountant to be nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales whose decision shall in the absence of manifest error be final and binding upon the parties and whose costs shall be borne equally between the Buyer of the one part and the Sellers of the other.

                  2.4.13 For the avoidance of doubt pre-tax profits shall (subject as provided in Section 2.4.2) be determined in accordance with SSAP and the accounting practices and procedures customarily followed by the Buyer and the Group Companies.

         2.5 ESCROW ACCOUNT. At the Closing, the Sellers and the Buyer are entering into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds as detailed therein.

3.       Closing.
         --------

         3.1 LOCATION. The closing for the Transactions (the "Closing") shall be held at the offices of Morgan, Lewis & Bockius in London on the Closing Date.

         3.2 DELIVERIES. At the Closing, the parties shall procure that the following events shall occur:

             3.2.1 The Buyer shall pay by wire transfers of same day available funds (A) (pound) to the Sellers to the Sellers' Solicitors Client account and (B) (pound) to the Escrow


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             Agent in accordance with the Escrow Agreement (the "Escrow Funds");

             3.2.2 the Buyer shall deliver to the Sellers the Loan Note;

             3.2.3 Pamarco shall deliver to the Sellers the Pamarco Stock;

             3.2.4 each of the Sellers shall deliver to the Buyer certificates representing the number of the Shares set forth next to such Seller's name in Schedule 1, accompanied by Stock Transfer forms in respect of the same;

             3.2.5 the Sellers shall deliver an original of the Tax Indemnity, duly executed by each Seller;

             3.2.6 the Escrow Agreement shall be delivered, duly executed by the parties thereto;

             3.2.7 the Building Lease shall be delivered, duly executed by the parties thereto.

             3.2.8 written confirmation from Bank plc that all amounts of loans to Sellers or their associates have been repaid in respect of the mortgages and charges referred to in Schedule 2.

             3.2.9 the company seals and statutory books of each Group Company, including the registers and minute books of each such company.

             3.2.10 the parties shall also deliver to each other the agreements, and other documents and instruments specified in Sections 6 and 7 and such other items as may be reasonably requested.

4.       Warranties of the Sellers.
         --------------------------

         The Warranties are subject only to the exceptions specifically identified in this Agreement and its Exhibits and fully and accurately set out therein or on the face of the copy documents and papers annexed thereto. Each of the Warranties is a separate and independent warranty and shall not, and the liability of the Sellers hereunder shall not, be limited by or restricted by reference to or inference from any of the other Warranties, or any knowledge of any of the officers, employees or advisers of the Buyer who are officers employees or advisers of any Group Company.

         The Buyer acknowledges that it has had the opportunity to undertake and has undertaken a commercial and financial due diligence exercise in respect of the Company


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and the Subsidiaries. The Sellers warrant that all information supplied in writing by or on behalf of the Sellers in connection with such due diligence exercise in response to the due diligence questionnaire submitted to the Sellers is accurate in all material respects and that nothing has been omitted from such information or supplied which would render it misleading.

         Whilst with respect to disclosure the Warranties are subject only as provided in the first paragraph of this Section, the Buyer acknowledges that as at the Closing Date it has no actual knowledge of any material fact of circumstance revealed by the due diligence exercise which will result in the Buyer bringing a claim for breach of the warranties after the Closing. For the avoidance of doubt, the Sellers hereby waive any claims against the Group Companies which as employees of the Group Companies which they might have in connection with the giving of the warranties and the seeking of any disclosures against such warranties.

         The Sellers hereby jointly and severally warrant to the Buyer in the terms of the Warranties.

         4.1 CORPORATE STATUS. Each Group Company is a corporation duly organized, validly existing and in good standing under the laws of England and Wales. Each Group Company is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a material adverse effect. The copy Memorandum and Articles of Association of each Group Company that have been delivered to the Buying Parties have been duly adopted and are current, correct and complete.

         4.2 AUTHORIZATION. Each of the Sellers and each Group Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by such persons has been duly authorized by all necessary corporate action. The Transaction Documents constitute valid and binding obligations of each and any Group Company that is a party thereto, enforceable against each such party in accordance with their terms.

         4.3 CONSENTS AND APPROVALS. Except for any consents specified on
         SCHEDULE 4.3 (the "Required Consents"), neither the execution and delivery by any Seller or any Group Company of the Transaction Documents to which it is a party, nor the performance of the Transactions to be performed by any Seller or any Group Company will require any filing, consent or approval or constitute a Default under
         (a) any Regulation or Court Order to which any Seller or Group Company is subject, (b) the Charter Documents or bylaws of any Seller or Group Company or (c) any Contract, Government Permit or other document to which any Seller or Group Company is a party or by which the properties or other


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



         assets of any Group Company may be subject. All of the Required Consents are valid and have been properly obtained.

         4.4 CAPITALIZATION AND STOCK OWNERSHIP. The Shares comprise the total issued share capital of the Company, being (pound)10,200 divided into 10,200 Ordinary shares of (pound)1 each all of which have been issued and are fully paid on the date hereof. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company. All of the Shares are duly and validly authorized and issued, and all stamp duties in respect of any transfer of the same prior to Closing has been paid. Upon completion of the Transactions at the Closing, the Buyer shall receive valid title to the Shares, free and clear of all Encumbrances.

         4.5 FINANCIAL STATEMENTS. Each Group Company has delivered to the Buying Parties correct and complete copies of such Group Company unaudited monthly financial statements consisting of a balance sheet of such Group Company as of the end of each month from January 31, 1992 through April 30, 1995 and the related statements of income, retained earnings and cash flows for the periods then ended. Each Group Company has also delivered to the Buying Parties correct and complete copies of financial statements consisting of a balance sheet of such Group Company as of December 31, 1992, 1993 and 1994, and the related statements of income, retained earnings and cash flows for the periods then ended, all of which have been audited by the firm of GLF. All such financial statements specified in this Section 4.4 are referred to herein collectively as the "Financial Statements." The Financial Statements are consistent with the books and records of the Company, and there have not been any material transactions that have not been recorded in the accounting records underlying the Financial Statements. In addition, the Financial Statements have been prepared in accordance with SSAP consistently applied and presented accurately the financial position and Assets and Liabilities of each Group Company as at the dates to which they have respectively been made up, and the results of its operations for the periods then ended. The Accounts comply with the requirements of the Companies Act 1985 (as amended) and are not affected by any extraordinary, exceptional or non-recurring item, save as specifically identified in the notes thereto.

         4.6 TITLE TO ASSETS AND RELATED MATTERS. Each Group Company has good and marketable title to, or valid leasehold interests in, all of its Assets (including the Real Property defined below), free from any Encumbrances except those specified on SCHEDULE 4.6. The use of the Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not materially encroach on the property or rights of anyone else. All Real Property and tangible personal property (other than inventory) of each


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



         Group Company is suitable for the purposes for which it is used, in good working condition and reasonable repair, free from any known defects, except such minor defects that would not have a material adverse effect fair wear and tear accordingly to age and usage excepted.

         4.7 REAL PROPERTY. SCHEDULE 4.7 describes all real estate used in the operation of the Business as well as any other real estate that is in the possession of or leased by each Group Company and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), and lists any leases under which any such Real Property is held (the "Real Estate Leases"). To the knowledge of any Seller, no Group Company is currently in Default under any of the Real Estate Leases, and no Seller is aware of any Default by any of the lessors thereunder. No Group Company has an ownership interest in any real property. SCHEDULE 4.7 also describes any other real estate previously owned, leased or otherwise operated by any Group Company and the time periods of any such ownership, lease or operation.

         4.8 CERTAIN PERSONAL PROPERTY. The Sellers have delivered to the Buying Parties a complete fixed asset schedule in the form of Exhibit D, describing and specifying the location of all items of tangible personal property (other than inventory) that were included in the Accounts. Since the Balance Sheet Date, the Company has not acquired any items of tangible personal property that have, in each case, a carrying value (net book value) in excess of (POUND)50,000, or an aggregate carrying value of (POUND)500,000. All of such personal property is in operating condition, reasonable wear and tear excepted or has been fully depreciated.

         4.9 NON-REAL ESTATE LEASES. SCHEDULE 4.9 lists all assets and property (other than Real Property) that are being used in the operation of the Business and that are possessed by any Group Company under an existing lease, including all automobiles, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than (POUND)25,000 (each, an "Immaterial Lease"). The aggregate annual payments under all Immaterial Leases does not exceed (POUND)500,000. SCHEDULE 4.9 includes the leases under which such assets and property listed on SCHEDULE 4.6 are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the "Non-Real Estate Leases." To the knowledge of any Seller, no Group Company is currently in Default under any of the Non-Real Estate Leases, and no Seller is aware of any Default by any of the lessors thereunder.

         4.10 ACCOUNTS RECEIVABLE. The accounts receivable of each Group Company are bona fide accounts receivable created in the ordinary course of business and are good and collectible (net of the reserve for doubtful accounts included in the Accounts) within 120 days at the aggregate recorded amounts thereof.

         4.11 INVENTORY. All stock in trade of each Group Company consists of items saleable in the ordinary course, and the value thereof included in the Accounts is at least equal to the lower of cost and net realisable value. The inventory records for each Group Company that have been delivered to Buyer are accurate with respect to the data contained therein at the date to which they have respectively been made up.

         4.12 LIABILITIES. Except as specified on SCHEDULE 4.12, none of the Group Companies has any Liabilities, and none of the Assets of any Group Company is subject to any Liabilities, except (a) to the extent specifically disclosed in the Accounts, (b) Liabilities incurred since the date thereof that, individually or in the aggregate, are not material to the Business or the Assets, or (c) Liabilities under any Contracts specifically disclosed on any Schedule to this Agreement that were not required under SSAP to have been specifically disclosed or reserved for in the Accounts.

         4.13 TAXES.

              4.13.1 ACCOUNTS. All liabilities, whether actual, deferred, contingent or disputed, of each Group Company for tax measured by reference to income, profits or gains earned, accrued or received on or before the Balance Sheet Date or arising in respect of an event occurring or deemed to occur on or before the Balance Sheet Date are fully provided for or (as appropriate) disclosed in the Accounts. All other warranties relating to specific tax matters are made without prejudice to the generality of this Section.

              4.13.2 POSITION SINCE LAST ACCOUNTS DATE. Since the Balance Sheet Date:

                               (a) no Group Company has been involved in any transaction which has given or may give rise to a liability to tax on any Group Company (or would have given or might give rise to such a liability but for the availability of any relief) other than tax in respect of normal trading income or receipts of the Group Company concerned arising from transactions entered into by it in the ordinary course of business;

                               (b) no payment has been made by any Group Company which will not be deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of that Group Company or in computing the corporation tax or corresponding tax chargeable on it;

                               (c) no disposal has taken place or other event occurred which had been planned or predicted at the Balance Sheet Date and which has or may have the effect of crystallising a liability which should have been but was not reflected in the provision for deferred tax contained in the Accounts; and

                               (d) the Sellers have not caused any accounting period (as defined in section 12 of the Taxes Act
                               1988) of any Group Company to end as referred to in section 12(3) of that Act.

                  4.13.3 RETURNS ETC. Each Group Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant tax authorities; all such information was and remains complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Sellers are aware are not likely to, reveal any transactions which may be the subject of any dispute with any tax authority.

                  4.13.4 DISPUTES, INVESTIGATIONS. No Group Company is involved in any current dispute with any tax authority or is or has in the last six years been the subject of any investigation, audit or non-routine visit by any tax authority. So far as the Sellers are aware in relation to each Group Company there is no planned investigation audit or non-routine visit by any tax authority and there are no facts which might cause such an investigation, audit or non-routine visit to be instituted.

                  4.13.5 EMPLOYEES/PENSIONS. All National Insurance contributions and sums payable to the Inland Revenue under the P.A.Y.E. system and any amounts of a corresponding nature payable to any foreign tax authority due and payable by any Group Company up to the date hereof have been paid and each Group Company has made all such deductions and retentions as should have been made under section 203 of the Taxes Act and all regulations made thereunder or under any comparable laws or regulations of any relevant foreign jurisdiction.

                  4.13.6 CAPITAL GAINS. If each Group Company disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Accounts to a person not connected with it and by way of bargain at arm's length, no liability to tax would arise by reference to any actual or deemed gain and no Group Company has acquired any such asset (otherwise than from another Group Company) except by way of bargain at arm's length and from an unconnected person.

                  4.13.7 No Group Company has made any such transfer as is referred to in section 125 of the TCGA (close company transferring assets at under value).

                  4.13.8 CAPITAL EXPENDITURE. If each Group Company disposed of each of its assets, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge or corresponding tax would arise on a disposal of any of those assets) for a consideration equal to their book value as shown in or adopted for the purpose of the Accounts, no balancing charge (or corresponding tax of any relevant foreign jurisdiction) would arise in respect of any such asset or pool of assets under any legislation relating to capital allowances (or corresponding legislation of the relevant foreign jurisdiction).

                  4.13.9 LOSSES - MAJOR CHANGES ETC. There has been no change in the ownership of any Group Company nor any major change in the nature or conduct of any trade or business carried on by any Group Company nor has any other event or series of events occurred before Closing which might cause the disallowance of the carry forward or back of losses or excess charges or the disallowance of the carry forward or back, set-off or surrender of advance corporation tax under the provisions of section 768 or 768A of the Taxes Act (change in ownership of company: disallowance of relief for trading losses) or sections 245 to 245B (inclusive) of the Taxes Act (ACT set off), or which might cause a trade to be disregarded by virtue of paragraph 8 of Schedule 7A to the TCGA.

                  4.13.10 SURRENDERS Schedule 14.13 gives full details of any surrender or claim or agreement to surrender or claim any advance corporation tax under the provisions of section 240 of the Taxes Act (surrender of advance corporation tax) or any amount by way of group relief) by each Group Company, including any receipt or payment (or any entitlement to receive or obligation to make a payment) in respect thereof, where such surrender or claim has not become final and determined for any reason.

                  4.13.11 GROUP COMPOSITION All Group Companies resident in the United Kingdom for tax purposes together comprise a group for the purposes of Chapter IV of Part X of the Taxes Act and there are no circumstances or arrangements as a result of which any Group Company might cease to form part of such group.

                  4.13.12 CLOSE COMPANIES

                               (a) No apportionment under sections 423 to 430 (inclusive) and Schedule 19 to the Taxes Act has been made or threatened against any Group Company, and no action has been taken and no event has occurred which could lead to such an apportionment being made in relation to any accounting period of a Group Company beginning on or before 31 March 1989.

                               (b) Each Group Company has obtained clearances under Schedule 19 to the Taxes Act for each accounting period of that Group Company beginning on or before 31 March 1989.

                               (c) Each Group Company has throughout each accounting period beginning on or before 31 March 1989 been a trading company or a member of a trading group as defined by paragraph 7 of
                               Schedule 19 to the Taxes Act.

                               (d) No Group Company has made any transfers of value within section 94 of the Inheritance Tax Act 1984.

                               (e) No Group Company is or has at any time been a close investment-holding company as defined in section 13A of the Taxes Act.

                               (f) No Group Company has since 5 April 1965 done anything so as to give rise to an assessment or any charge to tax under section 419 (as extended by section 422) of the Taxes Act (loans to participators and associates).

                  4.13.13 VALUE ADDED TAX. For the purposes of this section the expression "VAT LEGISLATION" shall include the Value Added Tax Act 1994, the Finance Act 1985 and all other enactments in relation to value added tax and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with H.M.
                  Commissioners of Customs and Excise.

                  4.13.14 In relation to each Group Company:

                               (a) it is registered for the purposes of value added tax, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with H.M. Customs and Excise;

                               (b) it has complied fully with and observed in all material respects the terms of VAT legislation;

                               (c) it has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents(as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

                               (d) it obtains credit for all input tax paid or suffered by it;

                               (e) it is not and has not been treated as a member of a group for the purposes of VAT legislation, and has not applied for such treatment;

                               (f) it is not required to make payments on account of value added tax for which it may become liable in a prescribed accounting period (pursuant to The Value Added Tax (Payments on Account) Regulations 1992); and

                               (g) it is not and has not been subject under VAT legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.


         4.14 SUBSIDIARIES. Except as specified on SCHEDULE 4.14, no Group Company owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal en tity. The Company is the record owner of all of the issued and outstanding shares of capital stock of each of the Subsidiaries. All of such shares of each of the Subsidiaries are duly and validly authorized, issued and fully paid. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of any of the Subsidiaries.

         4.15 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.

              4.15.1 Except as disclosed on SCHEDULE 4.15, there is no Litigation that is pending or, to any Seller's knowledge, threatened against or related to any Group Company. There has been no Default under any Regulations applicable to any Group Company, including Regulations relating to pollution or protection of the environment, except for any Defaults that would not have a material adverse effect. There has been no Default with respect to any Court Order applicable to any Group Company.

              4.15.2 Without limiting the generality of Section 4.15.1, except as described on SCHEDULE 4.15, there has not been any Environmental Condition (defined below) (i) at the premises at which the Business of any Group Company has been conducted, (ii) at any property owned, leased or operated at any time by any Group Company, any Person controlled by any Affiliate of any Group Company or any predecessor thereof, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has any Group Company received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by any Group Company or any third party, at or relating to any such property or premises that would (i) require abatement or correction under an Environmental Law (defined below), (ii) give rise to any civil or criminal liability under an Environmental Law, or (iii) create a public or private nuisance. "Environmental Law" means all Regulations and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a party may be held liable for the release or discharge of any materials into the environment.

              4.15.3 The Company has delivered to the Buying Parties correct and complete copies of any written reports, studies or assessments in the possession or control of any Seller that relates to any Environmental Condition.

              4.15.4 Except in those cases where the failure would not have a material adverse effect, (i) each Group Company has obtained and is in full compliance with all governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (the "Governmental Permits"), all of which are listed in SCHEDULE 4.15 along with their respective expiration dates, that are required for the complete operation of the Business of any Group Company as currently operated, (ii) all of the Governmental Permits are currently valid and in full force and (iii) each Group Company has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To any Seller's knowledge, no revocation, cancellation or withdrawal thereof has been threatened.

         4.16 CONTRACTS.

                  4.16.1 SCHEDULE 4.16 lists each Contract of the following types to which any Group Company is a party, or by which it is bound, as of the execution date of this Agreement, except for any Contract that may be terminated by such Group Company on not more than 30 days' notice without any Liability and any Contract under which the executory obligation of such Group Company involves an amount of less than (pound)10,000 (such excepted Contracts are referred to collectively as "Minor Contracts"):

                           (a) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of any Selling Party or associate thereof;

                           (b) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, in excess of (pound)25,000 in any individual case, or any Contracts for the sale of inventory or products that involve an amount in excess of (pound)25,000 with respect to any one supplier or other party;

                           (c) Contracts to sell or supply products or to perform services that involve an amount in excess of (pound)25,000 in any individual case;

                           (d) Contracts to lease to or to operate for any other party any Asset that involve an amount in excess of (pound)100,000 in any individual case;

                           (e) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of any Selling Party or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                           (f) Any Contracts under which any Encumbrances exist with respect to any Assets; and

                           (g) Any other Contracts (other than Minor Contracts and those described in any of (a) through (f) above) not made in the ordinary course of business.

                  14.6.2 To any Seller's knowledge, none of the Group Companies is in Default under any Contract, which Default could result in a Liability on the part of any Group Company in excess of (pound)25,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed (pound)50,000. No Group Company has received any communication from, or given any communication to, any other party indicating that any Group Company or such other party, as the case may be, is in Default under any Contract where such Default could have a material adverse effect.

         4.17 INSURANCE. SCHEDULE 4.17 contain particulars of all policies or binders of insurance held by or on behalf of any Group Company or relating to the Business or any of its Assets, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. To any Seller's knowledge, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect. There is no notice of non renewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by any Group Company, except for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect.

         4.18 PATENTS AND OTHER INTELLECTUAL PROPERTY.

         (a) No Group Company currently uses or has used in the operation of its Business (including in the development or marketing of products and services) any patent, trademark, tradename, service mark or copyright except for those listed on SCHEDULE 4.18(a). As used herein, the term "Intellectual Property" means the items listed on SCHEDULE 4.18(a) and the trade secrets and know-how that any Group Company uses or has used in the operation of its Business. Each Group Company owns or has the lawful right to use all Intellectual Property that is necessary for the operation of its Business in the ordinary course. All of the Intellectual Property listed on SCHEDULE 4.18(a) is owned by a Group Company free and clear of any Encumbrances, or used pursuant to an agreement that is described on SCHEDULE 4.18(a). To the knowledge of any Seller, no Group Company infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another

         Person. No Group Company is in Default, or has received notice of any claim of infringement or any other claim or proceeding, with respect to any such patent, trademark, tradename, service mark or copyright. Except as specified on SCHEDULE 4.18(a), no current or former employee of any Group Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

         (b) SCHEDULE 4.18(b) identifies employees and consultants of each Group Company who have executed a nondisclosure or assignment of inventions agreements with respect to the confidentiality or ownership of the Intellectual Property. To any Selling Party's knowledge, (i) none of the Confidential Information has been used, divulged or appropriated
         (A) for the benefit of any Person other than a Group Company or a customer thereof or (B) otherwise to the detriment of any Group Company, (ii) except as specified on SCHEDULE 4.18(b), none of the employees or consultants of any Group Company who is involved in the design, review, evaluation or development of Intellectual Property is subject to any contractual or legal restrictions that might interfere with the use of his best efforts to promote the interests of the Company Group, and (iii) no employee or consultant of any Group Company has used any Confidential Information of any other Person in the course of his work for any Group Company.

         4.19 EMPLOYEE RELATIONS. Except as described on SCHEDULE 4.19, none of the Group Companies is (a) a party to, involved in or, to any Seller's knowledge, threatened by, any employee dispute or unfair employee practice charge, or (b) currently negotiating any collective bargaining agreement, and none of the Group Companies has experienced any work stoppage during the last three years. Schedule 4.19 and 4.20 comprises a complete and correct list as at the date of the Agreement of the names and salaries, bonus and other cash compensation of all employees (including the directors and company secretary) of any Group Company.

         4.20 EMPLOYEE BENEFIT PLANS.

                  (a) Save as provided in SCHEDULE 4.20 there are no Benefit Plans sponsored or maintained by any Group Company, under which any Group Company may be obligated, or to which any Group Company has contributed. The summaries produced in
                  Schedule 4.20 are accurate and complete as at the date to which they were made up and no Group Company will be required to make any additional payment or contribution in respect of such period. .

                  (b) All Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of all applicable Regulations. All returns, reports and disclosure statements required to be made with respect to all Benefit Plans have been timely filed or delivered.

                  (c) There are no pending or, to the knowledge of any Seller, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of any Group Company or any of its officers, directors or employees under any applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of any Seller, any basis for such claim. The Benefit Plans are not the subject of any investigation, audit or action pursuant to any Regulation.

                  (d) Each Group Company has made all required contributions under the Benefit Plans including the payment of any insurance premiums on a timely basis.

         4.21 CORPORATE RECORDS. Except as stated in Schedule 4.21 the minute books of each Group Company contain complete and accurate records of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders. The stock record book of each Group Company is complete, correct and current.

         4.22 ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or as specified in SCHEDULE 4.22, since the Balance Sheet Date, each Group Company has conducted its Business in the ordinary course and there has not been with respect to such Group Company:

                  (a) any material adverse change in its Business or Liabilities;

                  (b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

                  (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

                  (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

                  (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held; or

                  (f) any payments to any associate of any Group Company.

         4.23 PREVIOUS SALES; WARRANTIES. No Group Company has breached any ex press or implied warranties in connection with the sale or distribution of such goods, except for breaches that, individually and in the aggregate, would not have a material adverse effect.

         4.24 CUSTOMERS AND SUPPLIERS. Each Group Company has used its reasonable business efforts to maintain and currently maintains, good working relationships with all of its customers and suppliers. SCHEDULE
         4.24 contains a list of the names of each of the ten customers that, in the aggregate, for the year ended December 31, 1994, were the largest dollar volume customers of products sold by each of the Subsidiaries. Except as specified on SCHEDULE 4.24, none of such customers has given any Group Company written notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with any Group Company. SCHEDULE 4.24 also contains a list of the ten suppliers of each of the Subsidiaries that, in the aggregate, for the year ended December 31, 1994, were the largest dollar volume suppliers of supplies used by those Subsidiaries. None of such suppliers has given any Group Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with any Group Company.

         4.25 FINDER'S FEES. No Person retained by any Seller is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         4.26 ACCURACY OF INFORMATION. No representation or warranty by any Group Company in any Transaction Document, and no information contained therein or in the Financial Statements, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         4.27 INVESTMENT INTENT. Each of the Sellers is acquiring the Pamarco Stock solely for itself and not for other persons.

         4.28 LIMITATIONS ON TRANSFER. Each of the Sellers acknowledges that the Pamarco Stock has not been registered under the Securities Act of 1933, as amended (the "Act"). Each of the Sellers is aware of the applicable limitations under the Act and the Stockholders' Agreement upon the subsequent sale or other disposition of the Pamarco Stock or any interest therein. The Sellers further acknowledge that such shares of Pamarco Stock cannot be transferred unless they are subsequently registered under the Act and applicable state securities laws or the Buyer receives an acceptable legal opinion that an exemption from such registration is available.

         4.29 NO PUBLIC MARKET. Each of the Sellers realizes that there is no public market for the shares of Pamarco Stock, that no market may ever develop for them, and that they have not been approved or disapproved by the Securities and Exchange Commission or any similar commission or authority of any state.

         4.30 ACCESS TO INFORMATION. Each of the Sellers acknowledges that the Buyer has provided it with adequate access to financial and other information concerning the Buyer and the shares of Pamarco Stock as requested, and that each of the Sellers has had the opportunity to ask questions of and receive answers from the Buyer concerning the terms and conditions of the purchase of such shares and to obtain therefrom any additional information necessary to make an informed decision regarding the investment in such shares.

         4.31 EXPERIENCE. Each of the Sellers has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the acquisition of the Pamarco Stock.

5.       Representations and Warranties of the Buying Parties.
         -----------------------------------------------------

         The Buyer and Pamarco hereby jointly and severally warrant to the Company and the Sellers and each of them severally as follows:

         5.1 CORPORATE. Each of the Buying Parties is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated. Each of the Buying Parties is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a material adverse effect on its business, assets, financial condition, results of operation or liquidity.

         5.2 AUTHORIZATION. Each of the Buying Parties has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance have been duly authorized by all necessary corporate action, and such Transaction Documents constitute valid and binding obligations of the Buyer and Pamarco, enforceable against such party in accordance with their terms.

         5.3 CONSENTS AND APPROVALS. Neither the execution and delivery by either of the Buying Parties of the Transaction Documents to which it is a party, nor the performance of the Transactions either of the Buying Parties, require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which such Buying Party is subject, (b) the Charter Documents or bylaws of such Buying Party or (c) any Contract, Government Permit or other document to which such Buying Party is a party or by which the properties or other assets of the such Buying Party may be subject.

         5.4 INVESTMENT INTENT. The Buyer is acquiring the Shares solely for investment purposes, with no present intention of distributing or reselling any of the Shares or any interest therein.

         5.5 FINDER'S FEES. No Person retained by the Buying Parties is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         5.6 ACCURACY OF INFORMATION. No representation or warranty by either Buying Party in any Transaction Document, and no information contained therein or otherwise delivered to any Selling Party or in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         5.7 PAMARCO SHARES. The Pamarco Shares shall be validly issued, fully paid and non-assessable upon the consummation of the Transactions. The total authorized capital stock of the Company consists of 1,600,000 shares of Common Stock, 1,238,820 of which are issued and outstanding on the date hereof, and 100,000 shares of Preferred Stock, par value $.01 per share, none of which are issued and outstanding on the date hereof.

6.       Conditions Precedent to Obligations of the Buying Parties.
         ----------------------------------------------------------

         All obligations of the Buying Parties to consummate the Transactions are subject to the satisfaction (or waiver by each Buying Party to which the condition relates) prior thereto of each of the following conditions:

         6.1 SATISFACTION OF DEBT. The Debt (including interest) shall have been satisfied in full, and written evidence of such satisfaction shall have been provided to the Buyer.

         6.2 DELIVERY OF CERTIFICATES. The Sellers shall have tendered to the Buyer, the certificates for the Shares.

         6.3 ANCILLARY DOCUMENTS. All parties to the following agreements are executing and delivering the following documents: the Escrow Agreement, the Building Lease.

7.       Conditions Precedent to Obligations of the Sellers.
         ---------------------------------------------------

         All obligations of the Sellers to consummate the Transactions are subject to the satisfaction (or waiver by each Selling Party to which the condition relates) prior thereto of each of the following conditions:

         7.1 DELIVERY OF PURCHASE PRICE. As contemplated by Section 3, the Buyer shall have tendered to the Sellers the Purchase Price.

         7.2 ANCILLARY DOCUMENTS. All parties to the following agreements shall have executed and delivered the following agreements: the Escrow Agreement, the Building Lease.

8.       Competition and Confidentiality.
         --------------------------------

         8.1 NON-COMPETITION. For the purpose of assuring to the Buyer the full benefit of the businesses and goodwill of the Group Companies, each of the Sellers undertakes by way of further consideration for the obligations of the Buyer under this Agreement as separate and independent agreements that he or it will not:

                  8.1.1 for two years after the Closing Date either on his own or its account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from any Group Company any person who to his or its knowledge is, or has during the past year been, a client, customer of, or in the habit of dealing with, any Group Company;

                  8.1.2 for two years after the Closing Date, either alone or jointly with or as manager, agent for or employee of any person, directly or indirectly carry on or be engaged concerned or interested in the United Kingdom in any business which carries on the same type of business as that carried on by any Group Company as at the Closing Date including, without limitation, the sale and manufacture of printing plates and software to the printing industry.

                  8.1.3 for two years after the Closing Date either on his or its own account, directly or indirectly solicit, interfere with or endeavour to entice away from any Group Company any person who is or, at the time when the matter falls for consideration has been employed as an employee by or as an agent or consultant of any Group Company during the period of one year to such date.

         8.2 CONFIDENTIAL INFORMATION. For an indefinite time after the Closing, no Seller shall directly or indirectly divulge, communicate or use in any way, any confidential information or trade secrets of the Business, including personnel information, know-how and other technical information, customer lists, customer information and supplier information (the "Confidential Information") (and shall use all reasonable endeavours to prevent any of their respective associates from so doing) provided however that Information shall cease to be Confidential Information to the extent that it is either within the public domain at the date of this Agreement or becomes within it at any later date howsoever the same may occur otherwise than by breach by the Sellers or their associates of this undertaking.

         8.3 For the avoidance of doubt, nothing in this Section 8 shall prevent the Sellers or their associates from the bona fide carrying out their duties, if any, as officers and employees of the Buyer or its associates.

         8.4 INJUNCTIVE RELIEF. In the event of any breach or threatened breach by any Seller of any provision of this Section 8, the Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of such party under this Section 8. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.

9.       Limitations on Sellers' Liability and Claims Procedures.
         --------------------------------------------------------

         9.1 Notwithstanding any other provisions of this Agreement:

             9.1.1 the aggregate liability of the Sellers in respect of the Warranties and Tax Indemnity shall not exceed US$ 1 million and the liability of each of the Sellers in respect of all claims arising out of the Warranties and under the Tax Indemnity shall be
             limited to US$500,00 (including, without   limitation, any
             properly incurred legal and other expenses of the Buyer in making such claims);

             9.1.2 the Buyer shall not be entitled to make any claim against
             the Sellers or either of them in respect of the    Warranties or
             under the Tax Indemnity unless the amount of any liability in respect of such claim (when aggregated with the amount of any other liabilities in respect of such claims or with any amount which would have given rise to a claim hereunder had not the limit contained in this clause 9.1.2 applied to it)
                  then or previously made by the Buyer against the Sellers exceeds (pound)25,000 in which event the Buyer shall be entitled to bring a claim or claims against the Sellers for the whole of the claims and not just for the excess thereof;

                  9.1.3 no claims may be brought by the Buyer in respect of any breach of the Warranties or under the Tax Indemnity unless notice in writing of the claim (specifying in reasonable detail the matters or defaults which give rise to the claim and estimates of the amount claimed) has been given to the Sellers not later than the expiration of the appropriate period. For the purposes of this clause, the "appropriate period":

                           (a) in respect of a claim which could have been brought by the Buyer or any of the Group Companies under the Tax Indemnity is seven years from the Balance Sheet Date;

                           (b) in respect of any other claim is two years from the Closing Date.

                  9.1.4 the Buyer and/or the Company and/or any appropriate Subsidiary and/or some other of the Buying Parties shall reimburse to the Sellers an amount equal to so much of any sum paid by the Sellers in relation to a claim arising out of the Warranties as is subsequently recovered by or paid to the Buyer or the Company or a Subsidiary or some other Buying Party or any other person associated with the Company or the Buyer by any third party in respect of such claim and in any event within 30 days of such recovery or payment;

                  9.1.5 no claim shall be made against the Sellers in relation to the Warranties in respect of any matter fully and fairly disclosed as provided in Section 4;

                  9.1.6 any claim which may have been made against the Sellers in relation to the Warranties or under the Tax Indemnity shall (unless previously satisfied settled or withdrawn) be deemed to have been withdrawn at the expiration of one year from the date of notification to the Sellers in respect of the Warranties and the expiration of two years from the date of notification in respect of the Tax Indemnity unless legal proceedings in respect thereof have been commenced against the Sellers and for this purpose such legal proceedings shall not be deemed to have been commenced unless they have been not only issued but served;

                  9.1.7 any amount paid by any Seller in respect of the Warranties or under the Tax Indemnity shall be deemed to constitute a reduction in the purchase consideration received by that Seller for the Shares sold by it pursuant to this Agreement.

         9.2 The Sellers shall not incur liability in relation to any of the Warranties or (as the case may be) their liability shall be reduced:-

                  9.2.1 to the extent that provision or reserve in respect of any sum in question was specifically made in the Accounts; or

                  9.2.2 where the claim would not have arisen but for a voluntary action or omission carried out (other than pursuant to a legally binding commitment created before the Closing) by the Company or a Subsidiary after the Closing and otherwise than in the ordinary course of business if such act or omission has been authorised by the Buyer; or

                  9.2.3 to the extent that the Company or a Subsidiary is insured against the loss or damage suffered by it and receives payment from the insurer in respect of such loss or damage and the Buyer undertakes to procure that the Company or the relevant Subsidiary submits a claim against such policy of insurance in respect of such loss or damage; or

                  9.2.4 to the extent that the claim arises out of any change in accounting policy or practice or any change in the date to which accounts of the Buyer or the Company or a Subsidiary are made up in any year introduced on or after the Closing save where the Buyer is advised by the Company's Auditors from time to time that such change in accounting policy or practice is necessary to comply with SSAP; or

                  9.2.5 to the extent that the claim is based upon a liability of the Company or a Subsidiary which is contingent and such contingent liability does not become an actual liability and is discharged.

         9.3 In the event of any claim being made against the Sellers in relation to the Warranties the Buyer shall use its reasonable endeavours to mitigate its loss and shall consult with the Sellers as to what action the Sellers may reasonably deem appropriate to avoid, dispute, resist, appeal against, compromise or defend the claim or matter giving rise to the potential liability of the Sellers thereunder and shall provide the Sellers with all such information as the Sellers may reasonably require (subject to the signing of any confidentiality undertakings which the Buyer may reasonably require) to facilitate such consultation.

         9.4 Notwithstanding the provisions of clause 9.3 hereof:

                  9.4.1 The Buyer shall in particular take or procure to be taken appropriate steps in relation to any matter which gives or may give rise to a claim in relation to any of the Warranties and which is or may be covered under any policy of insurance now or hereafter maintained by the Company or a Subsidiary including making a claim on the insurers under such policy;

                  9.4.2 If any claim is received by or any properly substantiated matter or circumstance comes to the attention of the Buyer which reasonably appears to establish or evidence a breach of any of the Warranties and for which the Sellers may be liable under the Warranties the Buyer shall:

                           9.4.2.1 as soon as reasonably practicable give written notice and full details thereof to the Sellers;

                           9.4.2.2 give the Sellers' professional advisers reasonable access on reasonable notice to the premises and the personnel of the Buyer and/or the Company or any Subsidiary (as the case may be) to examine any relevant chattels, accounts, documents and records within the possession or control of the Buyer and/or the Company or Subsidiary provided that the Sellers shall and shall procure that their professional advisers shall keep confidential all matters so examined.

                  9.4.3 The Buyer shall permit the Sellers to take such action on behalf of (and in the name of) the Company or any Subsidiary (with such advisers as the Sellers may nominate) as the Sellers may reasonably request to avoid, dispute, resist, appeal, compromise or defend any matter which might otherwise result in a claim by the Buyer in relation to the Warranties provided that the Sellers shall (if so requested by the Buyer) first have indemnified and secured the Buyer the Company or the Subsidiary (as the circumstances may require) in a form reasonably acceptable to the Buyer from an against any losses, damages, claims and expenses incurred by it or any of them as a result thereof.

                  9.4.4 WITHHOLDING TAX AND GROSSING UP. All sums payable by the Sellers under this Agreement shall be paid free and clear of all deduction or withholdings unless the deduction or withholding is required by law, in which event the Sellers shall pay such additional amount as shall be required to ensure that the net amount received by the payee hereunder will equal the full amount which would have been received had no such deduction or withholding been required to be made. If any tax authority brings into charge to tax any sum paid by the Sellers hereunder, then the Sellers shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount, is equal to the amount that would otherwise be payable hereunder.

                  9.4.5 The Buyer shall not be entitled to recover both under the Warranties and the Tax Indemnity in respect of the same subject matter, but, for the avoidance of doubt the Buyer shall be entitled to choose whether to recover under the Warranties or the Tax Indemnity.

10.      Entire Agreement
         ----------------

         This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters. None of the parties hereto is making any representations or warranties to another party except to the extent that the Sellers have made representations and warranties in Section 4 and except to the except that the Buyer has made representations and warranties in Section 5.

11.      Amendment, Parties in Interest, Assignment, Etc.
         ------------------------------------------------

         This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder save that the Buyer and/or Pamarco shall be entitled to assign any of their rights or benefits hereunder to any holding or subsidiary company or to such company's bankers in connection with any financing arrangement. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions. Any liability to the Buyer under this Agreement may be released, compounded or comprised in whole or in part by the Buyer or Pamarco without in any way prejudicing or affecting their rights against any of the Sellers or any other liability of the Seller in question.

12.      Post Closing Obligations
         ------------------------

         12.1 Each of the Sellers shall, after Closing, execute and do or cause to be executed and done all such deeds, documents, acts and things as may be required to give effect the Transaction Documents, including, without limitation, vesting the full benefit of the Shares in the Buyer.

13.      Notices.
         --------

         All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

                  If to the Buyer or Pamarco:
                           Pamarco Technologies Inc.
                           c/o Bradford Ventures Limited
                           1212 Avenue of the Americas
                           New York, New York   10036
                           FAX: (212) 764-3467

                           with copies to:

                           Morgan, Lewis & Bockius
                           2000 One Logan Square
                           Philadelphia PA  19103-6993
                           FAX: (215) 963-5299

                           Morgan, Lewis & Bockius
                           4 Carlton Gardens
                           Pall Mall
                           London   SW1Y 5AA
                           FAX: (UK) 171 839 3650

                  If to a Seller to their respective addressed set out in
                  Schedule 1,





                           with a copy to:

                           Davies Arnold Cooper
                           6-8 Bouverie Street
                           London  EC4Y 8DD
                           FAX: (UK) 171 936 2020

14.      Governing Law.
         --------------

         This Agreement shall be construed and interpreted in accordance with the laws of England.

15.      Counterparts.
         -------------

         This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, this Agreement has been executed by the undersigned parties as of the day and year first written above.



                               By:
                                   ---------------------------------
                               Title: Director
                               for and on behalf of
                               PAMARCO EUROPE LIMITED

                               In the presence of:
                               Witness Signature
                               Witness name:
                               Witness address:



                               By:
                                   ---------------------------------
                               TERENCE WILLIAM FORD

                               In the presence of:
                               Witness Signature
                               Witness name:
                               Witness address:


                               By:
                                   ---------------------------------
                               Title:   Director
                               for and on behalf of
                               GREENBAY LIMITED


                               In the presence of:
                               Witness Signature
                               Witness name:
                               Witness address:

                               By:
                                   ---------------------------------
                               Title:                 (duly authorised
                               representative) for and on behalf of
                               PAMARCO TECHNOLOGIES, INC.



                               In the presence of:
                               Witness Signature
                               Witness name:
                               Witness address:

                                   SCHEDULE 1


                                   THE SELLERS



--------------------------------------------------------------------------------

         Name                               No. of Shares


--------------------------------------------------------------------------------

1.       Terence William Ford                   5,100
         6 Rutland Avenue
         Walton
         Warrington
         Cheshire
         WA4 6PD

2.       Greenbay Limited                       5,100
         Ragnall House
         18 Peel Street
         Douglas
         Isle of Man

                                               ------
                                               10,200
                                               ------

                                   SCHEDULE 2

                                     PART 1


                                   THE COMPANY




Name:                    QUALTECH HOLDINGS LIMITED (formerly
                         Landgable Ltd name changed 20 November 1992)

Registration No:                  2684884

Date of Incorporation:            6th February 1992

Authorised share capital:         (pound)100,000 divided into 100,000 ordinary
                                  shares of (pound)1 each.

Issued share capital:             (pound)10,200 divided into 10,200 ordinary
                                  shares of(pound)1 each. 5100 with TW Ford and 5100 with Greenbay Ltd.

Directors:                        D H Buckley, M A Buckley, T W Ford and W J
                                  Ford

Secretary:                        T W Ford

Auditors:                         Gruber Levinson Franks

Registered Office:                Fernden House, Chapel Lane, Stockton Heath,
                                  Warrington, WA4  6LL

Accounting Reference Date:        31 December

Bankers:                          Barclays Bank PLC

Debentures/Mortgages/Charges:     Guarantee and Debenture registered 5 April
                                  1994 dated 22 March 1994 securing all monies due or to become due from the Company and/or
                                  Incorporated Flexographic Supplies Ltd and/or
                                  Flexographic Services Ltd to the chargee on any account whatsoever by fixed and floating charges over the undertaking and all property and assets present and future including goodwill, book debts, uncalled capital, building, fixtures, fixed plant and machinery.
                                  The Chargee is Barclays Bank PLC

                                  Legal Charge registered 13 April 1994 and dated 25 March 1994 for all monies due or to become due from the company to the Chargee on any account whatsoever secured against land East Side of Dallam Lane, Warrington, Cheshire (Title Number CH345895). The Chargee is Barclays Bank PLC

                                  Legal Charge registered 13 March 1994 and dated 31 March 1994 for all monies due or to become due from the company to the Chargee on any account whatsoever against land on East Side of Dallam Lane, Warrington, Cheshire (Title numbers CH 324005 and CH 325395). The Chargee is Barclays Bank PLC.

Subsidiaries:                     Incorporated Flexographic Supplies Ltd and
                                  Flexographic Services Ltd

                                   SCHEDULE 2

                                     PART II


                                THE SUBSIDIARIES




1.  Name:                         INCORPORATED FLEXOGRAPHIC SUPPLIES LIMITED

Registration No:                  993660

Date of Incorporation:            6th November 1970



Authorized share capital:         (pound)100,000 divided into 100,000 ordinary
                                  shares of (pound)1 each.

Issued share capital:             [(pound)36,000 divided into 36,000 ordinary
                                  shares of (pound)1 each. 36,000 held by
                                  Qualtech Holdings Ltd.]

Directors:                        D H Buckley and D Johnson

Secretary:                        P Williams

Auditors:                         Gruber Levinson Franks

Registered Office:                Fernden House, Chapel Lane, Stockton Heath,
                                  Warrington, WA4  6LL

Accounting Reference Date:        31 December

Bankers:                          Barclays Bank PLC

Debentures/Mortgages/Charges:     Guarantee and Debenture registered 19 February
                                  1985 and dated 5 February 1985. All monies due or to become due from the company to the chargee on any account whatsoever secured by fixed and floating charges over the undertaking and all property assets present and future including uncalled capital, machinery, fixtures and fittings and fixed plant in favour of Barclays Bank PLC.

                                  Debenture registered 12 June 1992 dated 6 June 1992 securing all monies due or to become due from the company to the chargee on any account whatsoever secured by fixed and floating charges over the undertaking and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery in favour of Barclays Bank PLC.

                                  Memorandum of Full Satisfaction dated 21
                                  [September 1992].

                                  Guarantee and Debenture registered 5 April
                                  1994 dated 22 March 1994 securing all monies due or to become due from the Company and/or Qualtech Holdings Ltd to the chargee on any account whatsoever by fixed and floating charges over the undertaking and all property and assets, goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery of the chargors in favour of Barclays Bank PLC.

Subsidiaries:                     None

2.  Name:                         FLEXOGRAPHIC SERVICES LIMITED
                                  (formerly Galering Ltd name changed on 23 June
                                  1984)

Registration No:                  1813731


Date of Incorporation:            4 May 1984

Authorised share capital:         (pound)50,000 divided into 50,000 ordinary
                                  shares of(pound)1 each.

Issued share capital:             (pound)10,000 divided into 10,000 ordinary
                                  shares of(pound)1 each held by Qualtech
                                  Holdings Ltd.

Directors:                        K G Cleminson, M A Ford, T W Ford, W J Ford
                                  and E G Wright

Secretary:                        P Williams

Auditors:                         Gruber Levinson Franks

Registered Office:                Fernden House, Chapel Lane, Stockton Heath,
                                  Warrington, WA4 6LL

Accounting Reference Date:        31 December

Bankers:                          Barclays Bank PLC

Debentures/Mortgages/Charges:     Charge registered 22 August 1984 dated 16
                                  August 1984 securing all monies due or to become due from the Company to the chargee on any account whatsoever by fixed and floating charges over the undertaking and all property, assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery of the chargors in favour of Barclays Bank PLC.

                                  Legal Charge registered 5 April 1987 dated 2
                                  April 1986 against premises at Padgate Lane,

                                  Elmwood Avenue, Oakwood Avenue and Gorsey
                                  Lane, Warrington (title number LA 346860) in favour of Barclays Bank PLC.

                                  Guarantee and Debenture registered 27 April
                                  1987 dated 13 April 1987 securing all monies due or to become due from the Company and/or Fastforme Services Ltd to the chargee on any account whatsoever and/or Fastforme Services Ltd by way of fixed and floating charges over the undertaking and property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery in favour of Barclays Bank PLC.

                                  Guarantee and Debenture registered 5 April
                                  1994 dated 22 March 1994 securing all monies due or to become due from the Company and/or Qualtech Holdings Ltd to the chargee on any account whatsoever by fixed and floating charges over the undertaking and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery in favour of Barclays Bank PLC.

Subsidiaries:                     None

3.       NAME:                    FASTFORME SERVICES LIMITED (formerly
                                  known as Ultrarealm Limited).

         COMPANY NO.:             2062797

         DATE OF INCORPORATION:   9th October, 1986

         AUTHORISED ISSUED
         SHARE CAPITAL:           (pound)1,000 divided into 1,000 Ordinary
                                  Shares of (pound)1 each, all issued to
                                  Flexographic Supplies Limited.

         DIRECTORS:               Terence William Ford.

         SECRETARY:               Paul Williams.

         REGISTERED OFFICE:       Fernden House, Chapel Lane, Stockton Heath,
                                  Warrington, Cheshire.


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